                                                                   Exhibit 2(d)

THIS AGREEMENT is made the 9th day of October 2001


BETWEEN:

(1) HUNT HOLDINGS INC. of 103 Springer Building, 3411 Silverside Road, Wilmington Delaware 19810, United States of America ("the Vendor");


(2) HUNT GRAPHICS EUROPE LIMITED whose registered office is at Chester Hall Lane Basildon Essex SS14 3BG ("Hunt (UK)");


(3) HUNT GRAPHICS EUROPE B.V. incorporated in the Netherlands whose principal office is at Kanaaldijk 0Z3 8100 Raalte, The Netherlands ("Hunt (NL)"); and

(4) NESCHEN INTERNATIONAL B.V. a corporation established under the laws of the Netherlands whose office is at Mijkenbroek 18 in NL - 4824 Breda, The Netherlands ("the Purchaser").


WHEREAS


(A) The Vendor is the beneficial owner of 10,000 ordinary shares of par value HK$1.00 each in the capital of Hunt Graphics Pacific Limited ("the Company").

(B) The Vendor is named as the registered shareholder holding 9,999 ordinary shares of HK$1.00 each in the capital of the Company and Hunt
         (UK) is named as the other registered shareholder holding 1 share of HK$1.00 in the capital of the Company.

(C) The Vendor and Hunt (HK) have now agreed to sell and the Purchaser has agreed to purchase a total of 10,000 shares of par value HK$1.00 each in the Company for HK$10,000.00 and upon the terms and conditions set out in this Agreement.


(D)      As at the date hereof, the Company is indebted to Hunt (UK) and Hunt
         (NL) in the respective sums of (pound)406,871.92 and EURO134,255.00 (together the "Debt").


(E) Hunt (UK) and Hunt (NL) have now agreed to sell and the Purchaser has agreed to purchase their rights to repayment of the Debt for the consideration as stated in Clause 3 hereof.


(F) The Vendor, Hunt (UK) and Hunt (NL) are part of the same corporate group and the Vendor has all the necessary consent and authority from Hunt (UK) and Hunt (NL) to receive the consideration payable for the Debt on their behalf for the purpose of this Agreement.

(G) The Vendor is a party with others to other agreements, details of which are set out in Schedule 4 ("the Other Agreements"), for the sale of businesses in the United States of America, the United Kingdom and the Netherlands.

(H) The parties now agree to enter into this Agreement to record the above upon the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

1.1 In this Agreement, unless otherwise expressed or required by context, the following words and expressions shall have the following meanings:

           "Business Day"     a day (other than Saturdays Sundays and bank and
                              other customary holidays) on which licensed banks are open for ordinary business in Hong Kong;

           "the Company"      Hunt Graphics Pacific Limited, particulars of
                              which are set out in the Schedule 1;

           "Completion"       means completion of the sale and purchase of the
                              Sale Shares and where the context requires also means the performance by the parties of their obligations contained in Clause 4 hereof;

           "Completion        the balance sheet of the Company made up as of
           Accounts"          the close of business at Completion and the
                              profit and loss account of the Company prepared by the Vendor and then audited in accordance with the provisions of Clause 5 ;

           "Deed of           the deed of assignment in the form and substance
           Assignment of      of that as set out in Schedule 3;
           Debt"

           "EURO" the single currency unit adopted by a number of European countries;

           "Hong Kong"        The Hong Kong Special Administrative Region of the
                              People's Republic of China;

           "Management        the management accounts of the Company which
           Accounts"          identify the net asset value of the Company as at
                              the date thereof, a copy of which is attached hereto as Annexure "A";

           "Net Asset         the value of the bank cash balances, the net
           Value"             accounts receivable, net inventory including goods
                              in transit, prepayments and deposits, fixed assets at net book value LESS accounts payable and accrued liabilities of the Company at Completion as shown in the Completion Accounts;

           "Other             those agreements detailed in Schedule 4 hereto;
           Agreements"

           "Sale Shares"      the 10,000 issued ordinary shares of par value
                              HK$1.00 each in the Company beneficially owned by the Vendor;

           "Warranties"       the agreements, obligations, warranties,
                              representations and undertakings of the Vendor contained in or referred to in Clause 6 or in
                              Schedule 2;

           "HK$"              dollars in the lawful currency of Hong Kong;

           "US$" dollars in the lawful currency of the United States of America; and

           "(pound)"          pounds sterling in the lawful currency of the
                              United Kingdom.


1.2 The headings are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3 Reference to Clauses and Schedules are references to clauses and schedules of this Agreement.

1.4 Words and expressions in the singular include the plural and vice versa.

1.5 Reference to a person include any public body and any body of persons, corporate or unincorporated and words importing one gender include both genders and the neuter.

1.6 Reference to ordinances, statutes, legislation or enactments shall be construed as a reference to such ordinances, statutes, or enactments as may be amended or re-enacted from time to time and for the time being in force.

2.       SALE OF SALE SHARES AND ASSIGNMENT OF DEBT

2.1 The Vendor as legal and beneficial owner in respect of 9,999 of the Sale Shares and Hunt (UK) as registered shareholder in respect of 1 Sale Share now agree to sell and the Purchaser relying on the Warranties made or given by the Vendor and subject to the terms and conditions contained in this Agreement, agrees to purchase the Sale Shares from the Vendor and Hunt (UK) free from all claims, charges, liens, encumbrances, equities and third party rights and together with all rights attached thereto and all dividends and distributions declared, paid or made in respect thereof after the date hereof.

2.2 Each of Hunt (UK) and Hunt (NL) in the proportions in which they are entitled to repayment of the Debt now as beneficial owners agree to sell, and the Purchaser relying on the Warranties made or given by the Vendor and subject to the terms and conditions contained in this Agreement, agrees to purchase their rights to repayment of the Debt together with all rights, title, interest and benefit of Hunt (UK) and Hunt (NL) in and to the Debt which are now or which may at any time hereinafter be attached thereto or arising therefrom (including all accrued interest thereon) free from all claims, charges, liens, encumbrances, equities and third party rights.

3.       CONSIDERATION

3.1 The consideration payable to the Vendor by the Purchaser for the sale of the Sale Shares shall be HK$10,000.00 ("Share Price").

3.2 The consideration for Hunt (UK) and Hunt (NL) assigning to the Purchaser their rights to repayment of the Debt shall be an amount equal to the Net Asset Value ("Debt Price") paid in the manner as set out in the Deed of Assignment of Debt and apportioned between Hunt (UK) and Hunt (NL) in accordance with their respective interests in the Debt.

3.3 Hunt (UK) and Hunt (NL) hereby authorise the Vendor to receive the Debt Price on their behalf and the receipt by the Vendor of the Debt Price shall constitute a good discharge of the Purchaser's obligation to pay the Debt Price to Hunt (UK) and Hunt (NL).

3.4 All payments to be made hereunder are to be made either in HK$ or EURO. The exchange from HK$ and Euro and any other conversion needed under this Agreement shall be calculated by using the following exchange rates HK$ 11.4665 = (pound)1, HK$ 7.11 = EURO 1 and HK$ 7.80 = US$ 1.

4.       COMPLETION

4.1 Completion shall take place forthwith on execution and exchange of this Agreement at the offices of Maxwell Batley 27 Chancery Lane London WC2.

4.2      Upon Completion the Vendor shall :-

         4.2.1 deliver to the Purchaser duly completed and signed transfers of the Sale Shares by the registered holders thereof in favour of the Purchaser (or as it may direct) together with the respective bought/sold notes and original share certificates in relation to the Sale Shares together with a letter of confirmation that any existing trust between the Vendor and Hunt (UK) is cancelled;

         4.2.2 cause a board meeting of the Company to be held at which (inter alia) the existing directors of the Company shall :-

                  (i) approve the registration of the Purchaser and or its nominee as members of the Company in respect of the Sale Shares subject to the production of duly stamped instruments of transfer;

                  (ii) revoke all existing mandates for the operation of all the bank accounts of the Company and issue new mandates giving authority to persons nominated by the Purchaser provided that the Purchaser shall give at least 3 Business Days' advance notice of this in writing to the Vendor;

                  (iii) appoint such persons as the Purchaser may nominate to be validly appointed as additional directors of the Company and upon such appointment forthwith cause all the existing directors of the Company to retire from their respective offices and resign as employees each delivering to the Purchaser a letter under seal in agreed terms acknowledging that the person so retiring and resigning has no entitlement to claim compensation for wrongful dismissal or unfair dismissal or to payment for redundancy or in respect of any other moneys or benefits due to him from the Company arising out of or in connection with his employment and/or its termination;

                  (iv)   [deleted]

                  (v) deliver to the Purchaser a counterpart Deed of Assignment of Debt duly executed by Hunt (UK) and Hunt
                         (NL) together with a letter of acknowledgement to the Deed of Assignment of Debt signed by the Company.

4.3      Upon Completion the Purchaser shall :-

         4.3.1 effect a telegraphic transfer to the Vendor of HK$2,102,800 being the aggregate amount of the Share Price and the first instalment of the Debt Price as set out in the Deed of Assignment of Debt;

         4.3.2 deliver to the Vendor certified true copies of the board resolutions of the Purchaser approving the acquisition of the Sale Shares, the execution of this Agreement and the completion of this Agreement and the transactions contemplated thereby; and

         4.3.3 deliver to the Vendor a duly executed counterpart Deed of Assignment of Debt.

4.4 As soon as practicable after Completion the Purchaser shall present the instruments of transfer together with the share certificates in respect of the Sale Shares to the Company for registration of the transfer.

4.5 All the transactions described in Clauses 4.2 and 4.3 above shall take place at the same time, so that in default of the performance of any such transactions by one party, the other party shall not be obliged to complete the sale and purchase aforesaid (without prejudice to any further legal remedies).

5.       COMPLETION ACCOUNTS

5.1 Forthwith after Completion, the Vendor shall procure preparation of and make available to the Purchaser draft accounts showing the anticipated amount of the net asset value on Completion.

5.2 The Purchaser and the Vendor shall use all reasonable endeavours to procure that such draft accounts shall in all respects comply with current legislation and Hong Kong standard accounting principles and practices.

5.3 Following the preparation of such draft accounts, the Purchaser's accountants shall audit them applying the same bases and principles referred to in Clause 5.2 and shall then produce a certificate ("Certificate") stating the amount of the Net Asset Value.

5.4 The Purchaser's accountants shall be deemed to act as experts and not as arbitrators.

5.5 If the Purchaser's accountants shall not be able to produce the Certificate in accordance with Clause 5.3 within fourteen (14) days of the date on which the Completion Accounts were first submitted to them (or such other period as the Vendor and the Purchaser may agree) or the Vendor disputes the form and content of the Completion Accounts or the Certificate the matter may be referred by either the Vendor or the Purchaser to an independent chartered accountant selected by agreement between them or, failing such agreement, a person nominated by the President for the time being of the Hong Kong Society of Accountants on the application of either the Vendor or the Purchaser and:-

         5.5.1 such chartered accountant shall be requested to settle any matter in dispute applying the same bases and principles referred to in Clause 5.2 and (unless both the Vendor and the Purchaser shall otherwise direct in writing) determine the form and content of the Completion Accounts and the amount of the Net Asset Value;

         5.5.2 the decision of such chartered accountant as to the matter in dispute and its determination (if any) as to the form and content of the Completion Accounts and the amount of the Net Asset Value shall be final and binding on the parties hereto and such chartered accountant shall be deemed to act as an expert and not as an arbitrator.

5.6 The costs of the Purchaser's accountants in respect of the preparation and determination of the Completion Accounts and the costs of the independent chartered accountant (if any) shall be borne by the Purchaser.

5.7 The accounts as determined and prepared in accordance with this Clause 5 and as accepted and agreed by the Vendor and the Purchaser, shall be the Completion Accounts based on which the Net Asset Value shall be determined.


5.8 As soon as reasonably practicable after and in any event within three Business Days of issue of the Certificate or other determination of the Net Asset Value under Clause 5.5.1 and/or 5.5.2 of this Agreement, the Purchaser shall transfer the balance of the Debt Price to the Vendor by way of telegraphic transfer. In the event that the Net Asset Value is less than the first instalment of the Debt Price paid on the date hereof in accordance with the Deed of Assignment of Debt, Hunt (UK) and Hunt (NL) shall pay to the Purchaser, by way of refund, any excess amount.

6.       WARRANTIES

6.1 The Vendor hereby represents and warrants to and undertakes with the Purchaser (for itself and for the benefit of its successors and assigns in title) that each of the matters set out in this Agreement and in
         Schedule 2 hereto is as at the date hereof and shall be for all times up to and including Completion, true and correct in all respects.

6.2 The Vendor hereby undertakes with the Purchaser that as from the date hereof and up to the Completion, the Company will not incur any liability other than as incurred in the ordinary course of its business.

6.3 Hunt (UK) and Hunt (NL) warrant that they are the legal and beneficial owners entitled to repayment of the Debt and have good right, power and title to sell and assign their rights to repayment of the Debt free and clear of any liens, charges, pledges, option, third party right and any incumbrances of whether nature.

7.       SEVERABILITY

7.1 If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

8.       CHANGE OF NAME, FURTHER ASSURANCE

8.1 The Purchaser and the Vendor shall following Completion use all reasonable endeavours to procure that the name of the Company be changed as soon as reasonably practicable to a name not including the word "Hunt".

8.2 Each party hereby undertakes to each other that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated and so that each party shall be responsible for its own costs in connection with its obligations under this Clause.

9.       PUBLICITY

9.1 Neither the Vendor nor Hunt (NL) nor Hunt (UK) nor the Purchaser shall issue any press release or make any public announcement or disclosure relating in any way to the transactions contemplated hereby or to the negotiations of the parties hereto concerning the same without prior written consultation with the other as to form and content of such announcement or disclosure, provided, however, that, as to announcements or disclosures required of such party by law or by the applicable rules of any stock exchange or stock market such party shall only be required to use its reasonable efforts to advise the other of the form and content of any such announcement or disclosure.

10.      ENTIRE AGREEMENT

10.1 This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and none of the parties has relied on any such proposals, representations, warranties, agreements or undertakings.

10.2 The Purchaser hereby admits that it has not been induced to enter into this Agreement by any representation or warranty not expressly incorporated herein.

11.      TIME

11.1     Time shall be of the essence of this Agreement.

11.2 No time or indulgence given by either party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

12.      CONFIDENTIAL INFORMATION

12.1 No party hereto shall make any announcement or release or disclose any information concerning this Agreement or the transactions herein referred to or disclose the identity of any other party (save disclosure to their respective professional advisers or client under a duty of confidentiality) without the written consent of all the other parties.

13.      ASSIGNMENT

13.1 This Agreement shall be binding on and shall ensure for the benefits of the successors and assigns of the parties hereto but shall not be assigned by any party without the prior written consent of the other parties provided that any party hereto may without such consent as aforesaid assign the whole or any part of any benefit of this Agreement to any company which is its holding company or subsidiary or a fellow subsidiary of its holding company.

14.      NOTICES

14.1 Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile transmission, telex or e-mail transmission. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile, telex or e-mail transmission such notice or communication shall be deemed received on the date of despatch and if so sent by post (or, if sent to an address outside of Hong Kong, so sent by first class air-mail) shall be deemed received 2 business days after the date of despatch.

15.      COSTS AND STAMP DUTY

15.1 Each party shall pay its own costs and expenses incurred in respect of the negotiation and preparation of this Agreement.

15.2 Stamp duty payable in respect of the transfer of the Sale Shares and on the Assignment of the Debt (if any) shall be paid and borne by the Purchaser.

16.      COUNTERPART

16.1 This Agreement may be signed in any number of counterparts and in this respect a single counterpart or a set of signed counterparts shall constitute an original agreement for all purposes.

16.2 The exchange of copies of this Agreement and the signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes. As promptly as practicable after Completion, each party hereunder shall deliver to the other parties the original executed signature pages, but the failure to deliver such pages shall not affect the validity or enforceability of this Agreement

17.      ARBITRATION

17.1 Any dispute or difference between the parties in connection with this Agreement shall be referred to arbitration in Paris and held in the English language with three arbitrators under The International Arbitration Rules of The International Chamber of Commerce.

18.      GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.


AS WITNESS the parties hereto have executed this Agreement the day and year first above written.


SIGNED by                         )
For and on behalf of              )
HUNT HOLDINGS INC.                )
In the presence of                )

SIGNED by                         )
For and on behalf of              )
HUNT GRAPHICS EUROPE LIMITED      )
In the presence of                )



SIGNED by                         )
for and on behalf of              )
HUNT GRAPHICS EUROPE B.V.         )
in the presence of                )



SIGNED by                         )
For and on behalf of              )
                                  )
NESCHEN INTERNATIONAL B.V.        )
In the presence of :

                                   SCHEDULE 1

THE COMPANY


Name                                :       Hunt Graphics Pacific Limited
                                            (  (   )    )

Place of Incorporation              :       Hong Kong

Registration Number                 :       525192

Registered Office                   :       18th Floor, Nine Queen's Road Central, Hong Kong

Authorized Share Capital            :       HK$10,000 divided into 10,000 shares of
                                            HK$1.00 each

Issued Share Capital                :       HK10,000.00

Registered Shareholders             :       (i)      Hunt Holdings Inc.
                                                    (9,999 shares of HK$1.00 each)

                                            (ii)     Hunt Graphics Europe Limited of Chester
                                                     Hall Lane, Basildon, Essex SS14 3BG,
                                                     United Kingdom
                                                     (1 share of HK$1.00)

Directors                           :        William Everett Chandler
                                             William Ernest Precious
                                             Derek Frank Wotton

Secretary                           :        Barten Secretaries Limited

                                   SCHEDULE 2


                                   WARRANTIES

GENERAL

A.       (1)      The warranties, representations and undertakings set out
                  in paragraph B of this Schedule 2 are given subject to terms of this Agreement . No other information relating to the Company shall prejudice any claim made by the Purchaser under such warranties, representations or undertakings of the Vendor or shall operate to reduce any amount otherwise recoverable by the Purchaser.

         (2) The warranties representations and undertakings set out in each sub-paragraph of paragraph B below shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-paragraph or anything in this Agreement or the Schedules.


GIVING OF WARRANTIES

B. The Vendor hereby warrants, represents and undertakes to the Purchaser and to any successors in title or assignees of the Purchaser as that at the date hereof and as at Completion :

1.1 The particulars of the Sale Shares and Debt contained in the recitals and in Schedule 1 to this Agreement are complete, true and accurate in all respects.

1.2 The Vendor is the beneficial owner of the Sale Shares and is entitled to sell and transfer or procure the sale and transfer the full legal and beneficial ownership of the Sale Shares free and clear of any lien, charge, or encumbrance or restrictions whatsoever to the Purchaser or its nominees and, upon Completion, the Purchaser will acquire full legal and beneficial ownership of the Sale Shares free and clear of any liens, charges, pledges, claims, agreements or other encumbrances or restrictions whatsoever, except that the Sale Share registered in the name of Hunt (UK) was intended to be held on trust for the Vendor as beneficial owner, any existing trust of which shall be cancelled upon Completion.

1.3 There are no options, rights to acquire, mortgages, charges, pledges, liens or other form of security or encumbrance on, over or affecting all or any of the Sale Shares and there is no agreement, understanding, arrangements contract or commitment to give or create any of the foregoing and no claim has been made by any person, firm, company or entity to be entitled to any of the foregoing.

1.4 The Vendor has full legal authority to enter into this Agreement and to perform all obligations and duties hereunder without the consent, approval, permissions, licence or concurrence of any third party.

1.5 The Company does not have any liabilities other than those disclosed in its latest management accounts or subsequently incurred in the ordinary course of business.


1.6 The Vendor shall not be liable under the Warranties after the expiration of 21 calendar months from Completion except in respect of those matters which have been made subject to a claim hereunder prior to the expiration of such 21 calendar month period.

1.7 The aggregate liability of the Vendor in respect of any breach of Warranties hereunder together with the aggregate of all other liabilities of the Vendor and the Vendor's affiliates (being its holding company and subsidiaries and fellow subsidiaries of its holding company) under the indemnification provisions of Other Agreements shall not exceed Nine Million Nine Hundred Thousand US dollars
         (US$9,900,000).

1.8 The Vendor shall be under no liability in respect of any breach of Warranties hereunder:-


         1.8.1 unless the amount claimed when aggregated with the amount of any other claims based on warranty provisions in the Other Agreements based on essentially the same or similar facts exceed US$ 330,000 and in such event only an amount or amounts in excess of US$200,000 shall be payable;

         1.8.2 in respect of any matter, act, omission or circumstance which would not have occurred but for:-

                  (i) any act, omission or transaction of the Purchaser after Completion; or

                  (ii) the passing of, or any change in, after the date of this Agreement, any law, regulation or administrative practice of any government, governmental department, agency or regulatory body.

         1.8.3 to the extent that any loss suffered by the Purchaser as a result of such breach has already been compensated under any other provision of this Agreement so that a claim under the Warranties for such loss would constitute double recovery by the Purchaser

         1.8.4 unless full written particulars of such claim are delivered to the Vendor not later than the last day of the twenty first full month after the anniversary of Completion

1.9 In the event that any action or claim is brought against the Purchaser or the Company or any other circumstance arising in respect of which the Purchaser believes it is entitled to make a claim under the Warranties the Purchaser shall give to the Vendor prompt written notice thereof, specifying the subject matter of the claim or action and the amount claimed. The Vendor will then have a period of 30 days within which to respond in writing to the notice and if liability is admitted in part or in whole by the Vendor and subject to Clauses 1.6, 1.7 and
         1.8 the Vendor shall within 30 days pay the amount claimed or if admitted in part then pay the amount admitted, failing which the matter shall be submitted to arbitration (pursuant to Clause 17) either as to the whole amount in dispute or such part as is not agreed.

1.10 The amount capable of being claimed by the Purchaser under this paragraph shall be reduced (but not below zero) by any insurance proceeds (net of reasonable expenses and other costs in obtaining such proceeds) which any party under this Agreement shall receive or otherwise enjoy with respect to the event that gave rise to the claim.

1.11 The limitations on the Warranties as to amount and time shall not apply in the case of fraud or intentional breach of covenant by the Vendor.

1.12 Save as otherwise provided in this Agreement nothing in this Agreement shall relieve the Purchaser of its right or obligation to mitigate its loss in respect of any breach of the Warranties.

                                   SCHEDULE 3

THIS DEED OF ASSIGNMENT is made this           day of                     , 2001


BETWEEN

(1) HUNT GRAPHICS EUROPE LIMITED a company incorporated in England whose registered office is at Chester Hall Lane Basildon Essex SS14 3BG ("Hunt (UK)"); and

(2) HUNT GRAPHICS EUROPE B.V. a company incorporated in the Netherlands whose principal office is at Kanaaldijk 0Z3 8100 Raalte, The Netherlands ("Hunt (NL)); (and hereinafter collectively referred to as "the Assignors"); and

(3) NESCHEN INTERNATIONAL B.V. a corporation established under the laws of the Netherlands whose office is at Mijkenbroek 18 in NL - 4824 Breda, The Netherlands ("the Assignee")


WHEREAS :

A. By the agreement for sale and purchase of shares in Hunt Graphics Pacific Limited ("Company") and Debts (as defined hereinafter) dated
         [         ] 2001 ("the Agreement") made between (inter alia) the
         Assignors and the Assignee, the Assignors agreed to sell and assign to the Assignee and the Assignee agreed to purchase and accept an assignment of all the benefits of the Debts from the Company subject to the terms and conditions therein contained.

B. At the date hereof, the Company is indebted to Hunt (UK) and Hunt (NL) the Assignors by way of debts or otherwise in the total sum of HK$5,619,950 ("the Debts").


NOW THIS DEED WITNESSETH in consideration of the terms and conditions contained in the Agreement and in consideration of the net asset value of the Company determined in Clause 5 of the Agreement ("the NAV") to be paid by the Assignee to the Assignors as the consideration for assignment of the rights to repayment of the Debts, to be paid in two instalments, the first instalment being HK$2,092,800 to be paid on the date hereof and the second instalment being the balance of the NAV to be paid within 30 days from the date of Completion of the Agreement (receipt of the first instalment whereof the Assignors hereby acknowledge), the Assignors as beneficial owners hereby assign unto the Assignee their rights to repayment of the Debts together with all rights, title, interest and benefit of the Assignors which are now or which may at any time hereafter be attached thereto or arising therefrom (including all accrued interest thereon) free from all claims charges, liens, encumbrances, equities and third party rights to hold the same unto the Assignee absolutely.

IN WITNESS whereof the Assignors executed this Deed the day and year first above written.



DULY EXECUTED AS A DEED but not delivered   )
until it is dated                           )

for and on behalf of HUNT GRAPHICS EUROPE   )
LIMITED                                     )

By

                                    Director




                                    Director/Secretary



DULY EXECUTED AS A DEED                     )

for and on behalf of HUNT GRAPHICS EUROPE   )
B.V.                                        )
By                                          )
Duly Authorised                             )

                                   SCHEDULE 4
                                   ----------

                                Other Agreements


Asset Purchase Agreement by and among Hunt Corporation, Hunt Holdings Inc, Hunt Graphics Americas Corporation Neschen AG Seal Graphics Americas Corporation Seal USA Corporation and Seal Graphics Technologies Corporation

UK Asset Purchase Agreement by and among Hunt Corporation Hunt Graphics Europe Limited Neschen AG and Seal Graphics UK Limited

Netherlands Asset and Purchase Agreement between Hunt Graphics Europe BV Peak BV Hunt Corporation Seal Graphics Europe BV and Neschen AG

All of    October 2001

                                  ANNEXURE "A"
                                  ------------

                               MANAGEMENT ACCOUNTS


                           Net Asset Value As At 2nd September 2001 (HK$)



                  Bank and Cash Balances                               171,958
                  Net Accounts Receivable                              566,620
                  Net Inventory  including Goods in transit          1,879,975
                  Prepayments and Deposits                             194,319
                  Fixed Assets at NBV                                   26,516
                  LESS
                  Accounts Payable                                      87,523
                  Accrued liabilities                                  135,865

                  NET ASSET VALUE                                    2,616,000



                  Financed By
                  Balance due to Hunt UK                             4,754,210
                  Balance due to Hunt NL                               723,725

                  Share Capital                                         10,000
                  Retained Earnings & P&L account                   (2,871,935)

                  TOTAL                                              2,616,000